FIRST UNION CORPORATION
        AND SUBSIDIARIES


                                  First Quarter
                                  Financial
                                  Supplement


           Three Months Ended
               March 31, 1995

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                               FIRST UNION CORPORATION
                                   AND SUBSIDIARIES

                          FIRST QUARTER FINANCIAL SUPPLEMENT
                          THREE MONTHS ENDED MARCH 31, 1995
                                     (Unaudited)

          TABLE OF CONTENTS

                                                                     Page
          Selected Financial Data . . . . . . . . . . . . . . . . .    1
          Management's Analysis of Operations . . . . . . . . . . .    2
          Consolidated Summaries of Income and Per Share Data . . .  T-1
          Noninterest Income  . . . . . . . . . . . . . . . . . . .  T-2
          Noninterest Expense . . . . . . . . . . . . . . . . . . .  T-2
          Internal Capital Growth and Dividend Payout Ratios  . . .  T-3
          Selected Quarterly Data . . . . . . . . . . . . . . . . .  T-4
          Growth through Acquisitions . . . . . . . . . . . . . . .  T-5
          Securities Available for Sale . . . . . . . . . . . . . .  T-6
          Investment Securities . . . . . . . . . . . . . . . . . .  T-7
          Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  T-8
          Allowance for Loan Losses and Nonperforming Assets  . . .  T-9
          Intangible Assets . . . . . . . . . . . . . . . . . . . . T-10
          Allowance for Foreclosed Properties . . . . . . . . . . . T-10
          Deposits  . . . . . . . . . . . . . . . . . . . . . . . . T-11
          Time Deposits in Amounts of $100,000 or More  . . . . . . T-11
          Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . T-12
          Changes in Stockholders' Equity . . . . . . . . . . . . . T-13
          Capital Ratios  . . . . . . . . . . . . . . . . . . . . . T-14
          Interest Rate Gap . . . . . . . . . . . . . . . . . . . . T-15
          Off-Balance Sheet Derivative Financial Instruments  . . . T-16
          Off-Balance Sheet Derivatives-Expected Maturities . . . . T-18
          Off-Balance Sheet Derivatives Activity  . . . . . . . . . T-18
          Net Interest Income Summaries
             Five Quarters Ended March 31, 1995 . . . . . . . . . . T-19
             Year-to-date December 31, 1994; September 30, and June 30,
          1994  . . . . . . . . . . . . . . . . . . . . . . . . . . T-21
          Consolidated Balance Sheets
             Five Quarters Ended March 31, 1995 . . . . . . . . . . T-23
          Consolidated Statements of Income . . . . . . . . . . . . T-24
          Consolidated Statements of Cash Flows . . . . . . . . . . T-25

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                               SELECTED FINANCIAL DATA


                                                            Three Months Ended
                                                                March  31,
          Per Common Share Data                                1995       1994

             Net income applicable to common stockholders . . $  1.32     1.27

             Cash dividends . . . . . . . . . . . . . . . . . .   .46      .40

             Book value . . . . . . . . . . . . . . . . . . . .  31.91   29.46

             Quarter-end price  . . . . . . . . . . . . . . . .$43.375  41.625

          Financial Ratios

             Return on average assets (a)(b)  . . . . . . . . . . 1.24%   1.28

             Return on average common stockholders' equity (a)(c) 16.71  17.54

             Net interest margin(a)  . . . . . . . . . . . . . .   4.57   4.79

             Net charge-offs to average loans, net (a) . . . . .    .31    .27

             Allowance for loan losses to:
                Loans, net  . . . . . . . . . . . . . . . . . .    1.74   2.17
                Nonaccrual and restructured loans . . . . . .       224    168
                Nonperforming assets  . . . . . . . . . . . .       168    127

             Nonperforming assets to loans, net and
                foreclosed properties . . . . . . . . . . . .      1.03   1.70

             Stockholders' equity to assets . . . . . . . . .      7.05   7.30

             Tier 1 capital to risk-weighted assets . . . . .      7.53   9.36

             Dividend payout ratio on common shares . . . . .     34.85% 31.50


          (a) Annualized.
          (b) Based on net income.
          (c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains and losses on debt and equity securities.


                                   1

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                         MANAGEMENT'S ANALYSIS OF OPERATIONS

               Earnings Highlights


                    First Union's net income applicable to common stockholders increased to $230 million, or $1.32 per common share, in the first quarter of 1995. This compared with $217 million, or $1.27, in the first quarter of 1994 and $225 million, or $1.28, in the fourth quarter of 1994.

                    First Union's first quarter 1995 return on average common stockholders' equity was 16.71 percent and return on average assets was 1.24 percent.

                    This first quarter 1995 performance reflected:
                    (Diamond) 3 percent growth in loans, up $1.7 billion since year-end 1994;
                    (Diamond) 3 percent decrease in expenses from the fourth quarter of 1994; and
                    (Diamond) 13 percent growth in capital management income and 13 percent growth in mortgage banking income from the fourth quarter of 1994.

                    Net loans at March 31, 1995, were $55.8 billion. Nonperforming assets were $577 million at March 31, 1995, compared with $558 million at year-end 1994. They remained stable at 1.03 percent of net loans and foreclosed properties. Annualized net charge-offs also remained low at .31 percent of average net loans.

                    Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

                    The Net Interest Income section provides information about lost interest income related to nonaccrual and restructured loans and the Asset Quality section includes information about the loan loss provision.

               Outlook
                    We were pleased with our first quarter 1995 financial performance and with the steps we have taken to maintain our earnings momentum.

                    In subsequent quarters of 1995, we expect to continue making discretionary investments to expand the capacity of our fundamental businesses and to develop new areas for growth.

                    On April 1, 1995, we completed the purchase accounting acquisitions of Ameribanc Investors Group, parent of American Savings Bank, FSB, in Virginia and First Florida Savings Bank, FSB. Consummation of the purchase accounting acquisition of Coral Gables Fedcorp, Inc., is expected June 1, 1995, and of United Financial
                    Corporation of South Carolina Inc., American Savings of Florida, FSB, and Columbia First Bank, FSB, in Virginia in the second half of 1995. At March 31, 1995, the foregoing bank acquisitions had combined assets, net loans and deposits of $11.0 billion, $7.7 billion and $7.4 billion, respectively. We expect these acquisitions will have a minor impact on 1995 earnings and will be positive to earnings within 12 months of consummation.

                    We continue to be alert to opportunities to enhance stockholder value through acquisitions. We are evaluating acquisition opportunities, and teams of experienced


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                    bankers from all areas of the corporation frequently
                    conduct due diligence activities in connection with possible acquisitions.

                    As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and temporary dilution of net income per common share may occur in connection with some future acquisitions.

                    The Accounting and Regulatory Matters section provides information about various other legislative, accounting and regulatory matters that have recently been adopted or proposed.

               Net Interest Income

                    Tax-equivalent net interest income increased from the first quarter of 1994 and remained flat compared with the fourth quarter of 1994. Tax-equivalent net interest income in the first quarter of 1995 reflected changes in the deposit mix and the seasonal influence on noninterest-bearing deposits, and also included amortized premiums related to the purchase of futures contracts to hedge against rising interest rates in the second half of 1995. In subsequent quarters of 1995, we are optimistic that growth in loans and the repricing of credit card and other variable rate assets will increase tax-equivalent net interest income.

                    Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 1995, $12 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in the first quarter of 1995 was $1 million.

               Net Interest Margin
                    The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.57 percent in the first quarter of 1995, compared with 4.79 percent in the first quarter of 1994. An increase in deposit repricing and a lag in loan repricing were factors in the margin decline. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income.

                    The average rate earned on earning assets was 8.44 percent in the first quarter of 1995, compared with 7.59 percent in the first quarter of 1994. The average rate paid on interest-bearing liabilities was 4.48 percent in the first quarter of 1995 and 3.29 percent in the first quarter of 1994.

                    We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

               Noninterest Income

                    Growth in noninterest income since the first quarter of 1994 came primarily from increased capital management and mortgage banking income. Capital management income, including personal and corporate trust, brokerage, and asset management

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                    income, increased 32 percent, to a
                    record $67 million. There were declines in noncore sources of noninterest income, including security gain income.

               Trading Activities
                    Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee, and all trading positions are marked to market daily.

                    Trading activities include fixed income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps.

                    At March 31, 1995, trading account assets were $1.5 billion, compared with $1.2 billion at year-end 1994.

               Noninterest Expense
                    Noninterest expense increased in the first quarter of 1995, compared with the first quarter of 1994, largely reflecting growth in personnel, advertising and other expenses related to card products, financial planning and capital markets initiatives undertaken to improve prospects for revenue growth, as well as expenses related to acquisitions. Noninterest expense declined 3 percent compared with the fourth quarter of 1994, which included reductions in professional fees and other sundry expenses. Costs related to environmental matters were not material.

               Securities Available For Sale

                    Securities available for sale are used as a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. During the first quarter of 1995, our portfolio strategy was designed to protect net interest income from the potential negative impact of projected rising short-term interest rates during the year. We also allowed securities to mature without material reinvestment to avoid material exposure to interest rate movements.

                    At March 31, 1995, we had securities available for sale with a market value of $7.3 billion, compared with a market value of $7.8 billion at year-end 1994. The market value of securities available for sale was $123 million below amortized cost at the end of the first quarter of 1995. As a result, a $97 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at March 31, 1995. Table 7 provides information related to unrealized gains and losses and realized gains and losses on these securities.

                    The average rate earned on securities available for sale in the first quarter of 1995 was 6.33 percent, compared with 5.23 percent in the first quarter of 1994. The average maturity of the portfolio was 3.65 years at March 31, 1995.

               Investment Securities

                    First Union's investment securities amounted to $3.6 billion at March 31, 1995, compared with $3.7 billion at year-end 1994.

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                    The average rate earned on investment securities in the
                    first quarter of 1995 was  8.80 percent, compared with
                    9.04 percent in the first quarter of 1994. The average maturity of the portfolio was 5.94 years at March 31, 1995.

                    Table 8 provides information related to unrealized gains and losses and realized gains and losses on these securities.
               Loans

                    Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

                    Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans are for less than $10 million.

                    Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

                    Net loans at March 31, 1995, were $55.8 billion, compared with $54.0 billion at year-end 1994. This increase was led by 6 percent loan growth in North Carolina. Consumer loan growth largely reflected strength in direct lending and credit cards.

                    The loan portfolio at March 31, 1995, was composed of 47 percent in commercial loans and 53 percent in consumer loans. The portfolio mix did not change significantly from year-end 1994.

                    At March 31, 1995, unused loan commitments related to commercial and consumer loans were $15.6 billion and $11.6 billion, respectively. Commercial and standby letters of credit were $2.2 billion.

                    At March 31, 1995, loan participations sold to other lenders amounted to $1.0 billion and were recorded as a reduction of gross loans.

                    The average rate earned on loans in the first quarter of 1995 was 8.90 percent, compared with 8.29 percent in the first quarter of 1994. The average prime rate in the first quarter of 1995 was 8.83 percent, compared with
                    6.02 percent in the first quarter of 1994. Factors affecting rates between the first quarter of 1994 and the first quarter of 1995 included: rapid increases in the prime rate throughout the year; an increased portion of the loan portfolio tied to rate indices other than the prime rate; a larger portfolio of fixed and adjustable rate mortgages; and a rapidly growing credit card portfolio, which reflected recent solicitations with introductory rates that will reprice throughout 1995.

                    The Asset Quality section provides information about geographic exposure in the loan portfolio.

               Commercial Real Estate Loans
                    Commercial real estate loans amounted to 13 percent of the total portfolio at March 31, 1995, and at December 31, 1994. This portfolio included commercial real estate mortgage loans of $5.7 billion at March 31, 1995, and $5.4 billion at December 31, 1994.

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               Highly Leveraged Transactions
                    An HLT loan generally is defined as a loan amounting to more than $20 million involving a buyout, acquisition or recapitalization of an existing business, in which the loan substantially increases a company's debt to equity ratio. At March 31, 1995, outstanding HLT loans amounted to $1.2 billion, compared with $971 million at December 31, 1994.

               Asset Quality


               Nonperforming Assets
                    At March 31, 1995, nonperforming assets were $577 million, or 1.03 percent of net loans and foreclosed properties, compared with $558 million, or 1.03 percent, at December 31, 1994.

                    Segregated assets, which are not included in nonperforming assets and which relate to the acquisition of Southeast Banks in 1991, were $178 million at March 31, 1995, or $156 million net of a $22 million allowance for losses on segregated assets. This compared with $187 million, or $165 million net of a $22 million allowance, at December 31, 1994. Under a loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement declines five percent per year to 65 percent by 1996. Segregated assets are included in other assets.

                    Loans or properties of less than $5 million each made up 79 percent, or $458 million, of nonperforming assets at March 31, 1995. Of the rest:


                    (Diamond) Six loans or properties between $5 million and $10 million each accounted for $41 million; and (Diamond) Three loans or properties over $10 million each accounted for $78 million.

                    Sixty-five percent of nonperforming assets were collateralized by real estate at March 31, 1995, compared with 72 percent at year-end 1994.

                Past Due Loans

                    In addition to these nonperforming assets, at March 31, 1995, accruing loans 90 days past due were $206 million, compared with $140 million at December 31, 1994. Of these, $20 million were related to commercial and commercial real estate loans, compared with $27 million at December 31, 1994.


                Net Charge-offs
                    Annualized net charge-offs as a percentage of average net loans were .31 percent in the first quarter of 1995, compared with .40 percent in the fourth quarter of 1994 and .27 percent in the first quarter of 1994. We expect annualized net charge-offs to increase moderately throughout 1995 as the credit card portfolios mature. Table 10 provides information on net charge-offs by category.

               Provision And Allowance For Loan Losses
                    The loan loss provision was $32 million in the first quarter of 1995, compared with $25 million in the first quarter of 1994. The increase in the loan loss provision was based primarily on current economic conditions, on the maturity and level of nonperforming assets, and on projected levels of charge-offs.

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                    We establish reserves based upon various other factors,
                    including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

                    Since December 31, 1994, the loan loss allowance as a percentage of net loans, nonaccrual and restructured loans, and nonperforming assets has declined, as indicated in Table 10.

                    At March 31, 1995, impaired loans amounted to $330 million. Included in the allowance for loan losses is $15 million related to $230 million of impaired loans. The rest of the impaired loans are recorded at or below fair value.

               Geographic Exposure
                    The loan portfolio in the South Atlantic region of the United States is spread primarily across 61 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 8 percent of the commercial loan portfolio.
                    Substantially all of the $7.5 billion commercial real estate portfolio at March 31, 1995, was located in our banking region.

               Liquidity and Funding Sources

                    Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations. In this process, we focus on both assets and liabilities and the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

                    Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region, creates considerable funding diversity and stability. Further, recently acquired bank and thrift deposits have enhanced liquidity.

                    Asset liquidity is maintained through maturity management and our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity and mortgage loans. Off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio for which the estimated fair value exceeded book value by $203 million at March 31, 1995.

               Core Deposits
                    Core deposits were $52.3 billion at March 31, 1995, compared with $53.2 billion at December 31, 1994. Core deposits include savings, negotiable order of withdrawal


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                    (NOW), money market and noninterest-bearing accounts, and
                    other consumer time deposits.

                    In the first quarter of 1995 and the first quarter of 1994, average noninterest-bearing deposits were 19 percent and 20 percent, respectively, of average core deposits. The Net Interest Income Summaries provide additional information about average core deposits.

                    The portion of core deposits in higher-rate, other consumer time deposits was 36 percent at March 31, 1995, and 35 percent at year-end 1994. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

                    Average core deposit balances in the first quarter of 1995 increased $2.4 billion from the first quarter of 1994. Average balances in savings and NOW and other consumer time deposits were higher when compared with the previous year, while money market and noninterest bearing deposits were lower. Deposits were primarily affected by our 1994 acquisitions and can also be affected by branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.

               Purchased Funds
                    Purchased funds at March 31, 1995, were $14.1 billion, compared with $13.3 billion at year-end 1994. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits and commercial paper, and longer-term funding sources such as bank notes and corporate notes.

                    Average purchased funds in the first quarter of 1995 were $14.9 billion, an increase of 36 percent from $10.9 billion in the first quarter of 1994, primarily as a result of our 1994 acquisitions.

               Cash Flows
                    Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. These items amounted to $127 million in the first quarter of 1995, compared with $106 million in the first quarter of 1994. This cash was available during the first quarter of 1995 to increase earning assets, to reduce borrowings by $40 million and to pay dividends of $87 million.

               Long-Term Debt

                    Long-term debt was 69 percent of total stockholders' equity at March 31, 1995, compared with 64 percent at December 31, 1994.

                    In the first quarter of 1995, we issued $300 million of three-year floating rate notes. On April 26, 1995, we issued $250 million of 40-year, 7-1/2 percent subordinated debentures, which can be redeemed in whole or in part at the option of the holders in 2005. Proceeds from these debt issues will be used for general corporate purposes.


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                    Under a shelf registration statement filed with the
                    Securities and Exchange Commission, we currently have available for issuance $450 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

               Debt Obligations
                    We have a $350 million, three-year committed back-up line of credit that expires in June 1997. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union is currently in compliance with these requirements and has not used this line of credit.

                    In 1995, $267 million of long-term debt will mature. Maturing in 1996 is $503 million, which includes notes related to the Southeast Banks acquisition payable to the FDIC of $101 million at March 31, 1995. We expect the notes payable to the FDIC to decrease over the remaining period ending in September 1996 through cash flows generated by the acquired loans, the sale of the Southeast Banks segregated assets and FDIC reimbursements.

               Stockholders' Equity

                    At March 31, 1995, common stockholders' equity was $5.49 billion, compared with $5.40 billion at December 31, 1994. Since year-end 1994, we have paid $284 million for the purchase in the open market of 6.5 million shares of First Union common stock related to the pending acquisitions of American Savings of Florida, United Financial and Columbia First. These shares have been retired. In addition, in April 1995, the board of directors renewed its authorization for the purchase from time to time of up to 15 million additional shares of common stock. As of May 5, 1995, 13.9 million shares can be purchased pursuant to such authorization.

                    On March 31, 1995, we redeemed all of the 6.3 million outstanding shares of Series 1990 cumulative perpetual adjustable rate preferred stock at a redemption price of $51.50 per share.

                    In 1995 and beyond, the preferred stock redemption is expected to have a positive impact on earnings of approximately 7 to 10 cents per share, based on the current number of common shares outstanding.

                    We recorded a redemption premium in the fourth quarter of 1994, representing the difference between the $44.96 book value of the preferred issue and the $51.50 redemption price. The redemption premium reduced fourth quarter and full year 1994 earnings per share applicable to common stockholders by 24 cents.

                    We paid $87 million in dividends to preferred and common stockholders in the first quarter of 1995.

                    At March 31, 1995, stockholders' equity included a $97 million unrealized after-tax loss related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

               Subsidiary Dividends
                    Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of

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                    our subsidiaries can pay. The Office of the
                    Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

                    Under these and other limitations, our subsidiaries had $301 million available for dividends at March 31, 1995. Our subsidiaries paid $188 million in dividends to the corporation in the first quarter of 1995.

               Risk-Based Capital

                    The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

                    At March 31, 1995, the corporation's tier 1 and total capital ratios were 7.53 percent and 12.59 percent, respectively.

                    In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4 to 5 percent. The corporation's leverage ratio at March 31, 1995, was 6.02 percent.

                    The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board also has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

                    Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 17 had a leverage ratio in excess of 5.74 percent at March 31, 1995. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

                    The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.


                    At March 31, 1995, the subsidiary banks listed in Table 17 met the capital and leverage ratio requirements for "well capitalized" banks. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital.

                    Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

                    The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.

               Interest Rate Risk Management

                    Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
                    The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the corporation's chief executive officer and president, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows and make adjustments within established policy guidelines.

                    We measure interest rate sensitivity by estimating the amount of earnings per share at risk based on the modeling of future changes in interest rates. Our model captures all assets and liabilities and off-balance sheet financial instruments, and combines various assumptions affecting rate sensitivity and changes in balance sheet mix into an earnings outlook that incorporates our view of the interest rate environment most likely over the next 24 months. Balance sheet management and finance personnel review and update continuously the underlying assumptions included in the earnings simulation model. The results of the model are reviewed by the Funds Management Committee. The model is updated at least monthly and more often as appropriate.

                    Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in growth in balance sheet categories and other assumptions. Changes in management's outlook related to interest rates and their effect on our balance sheet mix of assets and liabilities and other market factors may cause actual results to differ from our current simulated outlook.

                    We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans, both floating and fixed rate, noninterest-bearing deposits and investment securities. In addition, it considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

                    We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The base-line scenario currently assumes that federal funds rates rise through 1995 and fall modestly in 1996. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base- line scenario in the federal funds rate by the fourth succeeding month and that rates remain 100 basis points higher or lower through the rest of the 24-month period. Our estimate in April 1995 of the most likely path for future short-term interest rates was that the federal funds rate would increase to 6.98 percent by March 1996, followed by a gradual decline to
                    6.50 percent by February 1997.

                    We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period. The earnings per share as calculated by the earnings simulation model under the base-line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., the 12-month period.)

                    Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent. Based on the April 1995 outlook, if interest rates were to rise to follow the high rate scenario, which means a full 100 basis point increase over the base-line (already a rising rate scenario), then earnings during the policy measurement period would be negatively affected by 1.5 percent.

                    In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other interest rate scenarios on corporate earnings in managing and monitoring our interest rate sensitivity. These alternate scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement.

                    While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings resulting not only from the standard scenarios over which policy period sensitivity is measured, but also from alternate scenarios.

                    We have taken several actions to mitigate the negative effect on earnings of adverse changes in interest rates beyond the rate changes set forth by our policy measurement criteria. For example, at March 31, 1995, we had $24.5 billion in eurodollar put protection to reduce rate sensitivity in the last half of 1995 that would result if interest rates rose above our high rate scenario. As new monthly forecast results become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changing assumptions and interest rates.

               Off-Balance Sheet Derivatives For Interest Rate Risk
                    Management
                    As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific core assets and liabilities of the corporation. We believe we have appropriately controlled the risk so that the derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings.

                    As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market values when compared with their cost. The impact on net interest income attributable to off-balance sheet transactions, all of which are linked to specific assets and liabilities as part of our overall interest rate risk management strategy, will generally be offset by net interest income of on-balance sheet assets and liabilities.

                    Our asset sensitivity arises naturally, primarily because the repricing characteristics of our large core deposit base have a positive effect on net interest income in a rising rate environment and a negative effect on net interest income in a declining or low-rate environment. Conversely, our fixed-rate securities and off-balance sheet instruments have the opposite effect when rates go up or down. We mitigate our natural asset sensitivity by holding fixed-rate debt instruments in the available-for-sale securities portfolio or by holding off-balance sheet "asset proxies." These asset proxies consist of interest rate swaps that convert floating rate assets (primarily variable rate loans) to fixed rate assets. The unrealized appreciation and depreciation of these asset proxies generally offset the appreciation and depreciation of core deposits. The combination of securities and interest rate swaps enables us to achieve a desired level of interest rate sensitivity.

                    Another common application of off-balance sheet instruments is the use of interest rate swaps to convert fixed rate debt into floating rate debt. This is accomplished by entering into interest rate swap contracts to receive a fixed rate of interest to the contractual maturity of the debt issued and to pay a variable rate, usually six-month LIBOR. These "liability swaps," all of which are linked to specific debt issuances, leave rate sensitivity unchanged, whereas the fixed-rate debt issuance alone would have increased asset sensitivity or reduced liability sensitivity. The combination of the liability swaps and debt produces the desired LIBOR-based floating rate funding regardless of changes in overall rates.

                    Our overall goal is to manage the corporation's rate sensitivity in ways that the earnings momentum is not adversely affected materially whether rates go up or down.

                    The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not at risk as interest rates move up or down.

                    The fair value depreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $205 million at March 31, 1995, compared with $422 million at December 31, 1994.

                    The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. The amount of deferred gains and losses from off-balance sheet instruments used to manage interest rate risk was $13 million and $28 million, respectively, as of March 31, 1995. These net losses will reduce net interest income by $13 million in 1995 and $2 million in 1996. The increased contribution to net interest income in a higher interest rate environment from on-balance sheet assets and liabilities is expected to substantially offset the potential reduced contribution to net interest income reflected by the decline in market value of off-balance sheet derivative financial instruments.

                    Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

                    In addition, our policy is to require all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties.

                    Collateral for dealer transactions and derivatives used in our trading activities is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of March 31, 1995, the total credit risk in excess of thresholds was $53 million. The fair value of collateral held was 100 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty.

               Accounting And Regulatory Matters

                    The Financial Accounting Standards Board (FASB) has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. This Standard is required for fiscal years beginning after December 15, 1994. The FASB also has issued Standard No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," that amends FASB Standard No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This Standard is to be implemented concurrently with Standard No. 114. On January 1, 1995, we adopted the provisions of Standards No. 114 and 118. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income in the first quarter of 1995. The impact to historical and current amounts related to in-substance foreclosures was not material, and accordingly, historical amounts will not be restated. The Asset Quality section includes information about impaired loans.

                    The FASB has also issued FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which defines right of set-off and sets forth the conditions under which that right may be applied. Specific guidance with respect to certain financial instruments such as forward, interest rate swap, currency swap, option and other conditional or exchange contracts and clarification of the circumstances in which it is appropriate to offset amounts recognized for those contracts in the statement of financial position is also included in this Interpretation. In addition, it permits offsetting of fair value amounts recognized for multiple forward, swap, option and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement. This Interpretation is effective for financial statements issued for periods beginning after December 15, 1993. The FASB has also issued FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements," which modifies FASB Interpretation No. 39 to permit offsetting in the statement of financial position of payables and receivables that represent repurchase agreements and reverse repurchase agreements, respectively, which have the same settlement date, are executed with the same counterparty in accordance with a master netting arrangement, involve securities that exist in "book entry" form, and settle on securities transfer systems that have the same key operating characteristics as the Federal Securities Transfer System. This Interpretation is effective for financial statements issued for periods ending after December 31, 1994. The effect of the Corporation's adoption of the provisions of these Interpretations currently has been immaterial.

                    The FASB also has issued Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-
                    Lived Assets to be Disposed Of, which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
                    An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability.
                    An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. The assets will continue to be reported at the lower of carrying amount or net realizable value. The periodic effect on net income, if any, has not been determined.
                    This Standard is required for fiscal years beginning after December 15, 1995.

                    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

                    The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The Risk-Based Capital section provides information on risk assessment classifications.

                    Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997.

                    The Riegle Community Development and Regulatory Improvement Act of 1994 includes a list of regulatory relief items. The regulatory relief sections eliminate or modify many regulatory requirements under existing law.

                    Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

Table 1
CONSOLIDATED SUMMARIES OF INCOME AND PER SHARE DATA



                                            Twelve
                                            Months           1995                         1994
                                             Ended
                                           March 31,      First       Fourth        Third       Second        First
(In thousands except per share data)         1995        Quarter      Quarter      Quarter      Quarter      Quarter
CONSOLIDATED SUMMARIES
  OF INCOME
Interest income*                        $  5,470,989     1,469,997     1,411,877     1,330,197     1,258,918     1,186,412
Interest expense                           2,293,152       668,209       610,172       530,858       483,913       436,003

Net interest income*                       3,177,837       801,788       801,705       799,339       775,005       750,409
Provision for loan losses                    107,500        32,500        25,000        25,000        25,000        25,000
Net interest income after
    provision for loan losses*             3,070,337       769,288       776,705       774,339       750,005       725,409
Securities available for sale
    transactions                             (12,172)        3,635        (9,926)       (2,946)       (2,935)        4,300
Investment security transactions               3,608           217           411         2,286           694           615
Noninterest income                         1,192,228       301,539       311,419       303,259       276,011       275,781
Noninterest expense                        2,722,089       684,702       703,948       682,219       651,220       639,841

Income before income taxes*                1,531,912       389,977       374,661       394,719       372,555       366,264
Income taxes                                 501,038       130,963       120,705       130,147       119,223       120,001
Tax-equivalent adjustment                     91,044        22,105        22,407        22,820        23,712        23,804

Net income                                   939,830       236,909       231,549       241,752       229,620       222,459
Dividends on preferred stock                  26,656         7,029         6,831         6,595         6,201         5,726

Net income applicable to common
    stockholders before redemption premium   913,174       229,880       224,718       235,157       223,419       216,733
Redemption premium on preferred stock         41,355             -        41,355             -             -             -

Net income applicable to common
    stockholders after redemption premium $  871,819       229,880       183,363       235,157       223,419       216,733

PER COMMON SHARE DATA
Net income before redemption premium     $      5.27          1.32          1.28          1.35          1.32          1.27
Net income after redemption premium      $      5.03          1.32          1.04          1.35          1.32          1.27
Average common shares                              -   173,928,984   176,378,717   174,417,288   169,063,689   170,314,176
Average common
    stockholders' equity**
       Quarter-to-date                  $           -    5,579,362     5,601,222     5,396,497     5,112,116     5,012,086
       Year-to-date                                 -    5,579,362     5,282,412     5,174,974     5,062,377     5,012,086
Common stock price
    High                                      47 5/8        45 1/8        45 1/4        47 1/4        47 5/8        43 3/4
    Low                                       39 3/8        41 3/8        39 3/8        43 1/4        41 1/4        39 3/4
    Period-end                          $     43 3/8        43 3/8        41 3/8        43 1/4        46 1/8        41 5/8
        To earnings ratio***                    8.23 X        8.23          7.93          8.55          9.55          8.62
        To book value                            136 %         136           135           142           156           141
Cash dividends                          $       1.78           .46           .46           .46           .40           .40
Book value                              $      31.91         31.91         30.66         30.37         29.54         29.46


*  Tax-equivalent.
** Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses equity securities. ***Based on net income applicable to common stockholders before redemption premium.

Table 2
NONINTEREST INCOME


                                            Twelve
                                            Months        1995                            1994
                                             Ended
                                           March 31,      First       Fourth        Third       Second        First
(In thousands)                               1995        Quarter      Quarter      Quarter      Quarter      Quarter
Trading account profits                 $     35,796        1,536       13,107       10,906       10,247        7,323
Service charges on deposit accounts          437,317      110,127      110,782      109,325      107,083      108,022
Mortgage banking income                       78,099       23,586       20,873       21,401       12,239       19,421
Capital management income                    240,989       67,413       59,727       63,469       50,380       50,949
Securities available for sale transactions   (12,172)       3,635       (9,926)      (2,946)      (2,935)       4,300
Investment security transactions               3,608          217          411        2,286          694          615
Fees for other banking services               77,423       21,928       20,703       16,833       17,959       13,757
Merchant discounts                            65,112       16,633       16,939       16,257       15,283       14,361
Insurance commissions                         46,571       11,490       11,870       12,506       10,705        9,990
Sundry income                                210,921       48,826       57,418       52,562       52,115       51,958

           Total                        $  1,183,664      305,391      301,904      302,599      273,770      280,696



Table 3
NONINTEREST EXPENSE


                                            Twelve
                                            Months        1995                            1994
                                             Ended
                                           March 31,      First       Fourth        Third       Second        First
(In thousands)                               1995        Quarter      Quarter      Quarter      Quarter      Quarter
Personnel expense
    Salaries                            $  1,069,307      273,862      283,101      262,187      250,157      244,254
    Other benefits                           250,078       67,797       55,845       63,875       62,561       65,386

           Total                           1,319,385      341,659      338,946      326,062      312,718      309,640
Occupancy                                    237,138       59,401       62,006       58,854       56,877       60,391
Equipment rentals, depreciation
    and maintenance                          237,589       65,917       63,245       55,987       52,440       56,700
Advertising                                   40,814       10,852       10,221        9,082       10,659        8,622
Telephone                                     58,380       14,727       15,769       13,879       14,005       14,678
Travel                                        54,912       13,467       16,157       12,797       12,491       12,076
Postage                                       55,094       18,128       13,147       12,609       11,210       11,908
Printing and office supplies                  54,800       13,309       16,899       11,892       12,700       13,374
FDIC insurance                               119,931       30,162       30,293       29,321       30,155       29,939
Other insurance                               16,122        4,954        2,956        3,438        4,774        3,715
Professional fees                             73,233       17,263       27,637       16,302       12,031       10,908
Data processing                               24,998        5,735        9,493        5,188        4,582        5,236
Owned real estate expense                     20,218        3,220        3,305        8,785        4,908        5,296
Mortgage servicing amortization               20,023        4,824        5,266        4,980        4,953        8,326
Other amortization                           131,858       38,827       34,488       31,141       27,402       28,052
Sundry                                       257,594       42,257       54,120       81,902       79,315       60,980

           Total                        $  2,722,089      684,702      703,948      682,219      651,220      639,841

Table 4
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS


                                              1995                          1994

                                             First       Fourth        Third       Second        First
                                            Quarter      Quarter      Quarter      Quarter      Quarter
INTERNAL CAPITAL GROWTH*

    Assets to stockholders' equity (a)         13.89 X      12.92        12.85        13.31        13.28
                                      X
    Return on assets                            1.24 %       1.22         1.31         1.28         1.28

    Return on total stockholders' equity (a)   17.22 %      15.74        16.88        17.07        17.03
                                      X
    Earnings retained                          63.41 %      61.61        64.04        67.96        66.79

    Internal capital growth (a)                10.92 %       9.70        10.81        11.60        11.38

DIVIDEND PAYOUT RATIO ON

    Common shares                              34.85 %      44.23        34.16        30.30        31.50

    Preferred and common shares                36.59 %      38.39        35.96        32.04        33.21

Return on common stockholders' equity          16.71 %      15.92        17.29        17.53        17.54
    before redemption premium** (a)

Return on common stockholders' equity
    after redemption premium** (a)             16.71 %      12.99        17.29        17.53        17.54


 (a) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities

  *  Based on average balances and net income.

 **  Based on average balances and net income applicable to common stockholders.

Table 5
SELECTED QUARTERLY DATA*


                                                          1995                           1994

                                                          First       Fourth        Third       Second        First
(Dollars in thousands)                                   Quarter      Quarter      Quarter      Quarter      Quarter
MORTGAGE LOAN PORTFOLIO
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct                                  $    400,998      605,034      656,986    1,028,783    1,278,648
             Wholesale                                     64,097       98,624      132,828      277,302      424,460

                 Total                                    465,095      703,658      789,814    1,306,085    1,703,108
         Income property                                   44,050      190,266      123,291       78,353       51,446

                 Total                               $    509,145      893,924      913,105    1,384,438    1,754,554

    VOLUME OF LOANS SERVICED
         Residential                                 $ 32,668,000   32,677,000   31,661,000   31,779,000   32,178,000
         Income property                                1,532,000    1,537,000    1,603,000    1,744,000    1,884,000

                 Total                               $ 34,200,000   34,214,000   33,264,000   33,523,000   34,062,000

NUMBER OF OFFICES
    Banking
         North Carolina                                       273          276          280          284          272
         South Carolina                                        62           66           66           67           67
         Georgia                                              149          154          157          159          161
         Florida                                              521          552          545          491          485
         Washington, D.C.                                      25           33           28           30           30
         Maryland                                              26           26           31           32           32
         Tennessee                                             55           54           55           65           64
         Virginia                                             174          177          186          186          197
         Foreign                                                2            2            2            2            2

              Total banking offices                         1,287        1,340        1,350        1,316        1,310
    First Union Home Equity Bank                              154          184          183          173          164
    Mortgage banking                                           17           18           23           24           24
    Other                                                      21           20           18           18           18

                Total offices                               1,479        1,562        1,574        1,531        1,516

OTHER DATA
    ATMs                                                    1,247        1,242        1,185        1,186        1,180
    Employees                                              31,844       31,858       32,019       31,581       31,670


*Direct residential loan originations in the first three quarters of 1994 have been restated to include bank branch production.

Table 6
GROWTH THROUGH ACQUISITIONS

                                                         Loans,
(In thousands)                              Assets         net       Deposits

December 31, 1989, as reported          $ 45,506,847   31,600,776   31,531,770

1990 acquisition                           7,946,973    4,174,478    5,727,330
Growth in operations                       1,134,590      275,465      935,168

December 31, 1990, as reported            54,588,410   36,050,719   38,194,268

1991 acquisitions                         12,322,456    7,025,621    9,921,421
Reduction in operations                   (7,637,689)  (1,692,760)    (939,466)

December 31, 1991, as reported            59,273,177   41,383,580   47,176,223

1992 acquisitions                          3,739,039    1,773,797    3,645,316
Growth (reduction) in operations             815,815   (1,233,610)  (1,670,574)

December 31, 1992, as reported            63,828,031   41,923,767   49,150,965

1993 acquisitions                          7,785,479    4,380,362    6,302,873
Growth (reduction) in operations            (826,541)     572,048   (1,711,427)

December 31, 1993, as reported            70,786,969   46,876,177   53,742,411

1994 acquisitions                          4,595,762    1,238,703    4,026,375
Growth in operations                       1,930,774    5,914,872    1,189,487

December 31, 1994, as reported            77,313,505   54,029,752   58,958,273

1995 acquisitions                            -            -            -
Growth  (reduction)  in operations           541,103    1,737,966   (2,155,368)

March 31, 1995, as reported             $ 77,854,608   55,767,718   56,802,905

Acquisitions (those greater than $3.0 billion in acquired assets and/or deposits) include the purchase acquisitions of Florida National Banks of Florida, Inc. in 1990 and the Southeast Banks transaction in 1991; the pooling of interests acquisition of Dominion Bankshares Corporation in 1993; and the Georgia Federal Savings Bank, FSB and First American Metro Corp. purchase acquisitions in 1993.

Table 7
SECURITIES AVAILABLE FOR SALE


                                                                                   March 31, 1995

                                                                                                                           Average
                            1 Year      1-5      5-10       After 10                 Gross Unrealized           Amortized  Maturity
(In thousands)              or Less    Years     Years        Years        Total        Gains       Losses        Cost     in Years
MARKET VALUE
     U.S. Treasury       $  1,338,817   819,578         -            -    2,158,395       (2,298)      53,953    2,210,050    1.61
     U.S. Government
        agencies              413,202   361,221 2,090,152          570    2,865,145       (5,252)      91,325    2,951,218    5.67
     CMOs                      24,183   988,225    36,306            -    1,048,714       (3,824)      16,442    1,061,332    3.24
     Other                    147,540   778,595    32,090      268,374    1,226,599      (59,934)      32,152    1,198,817    2.64

         Total           $  1,923,742 2,947,619 2,158,548      268,944    7,298,853      (71,308)     193,872    7,421,417    3.65
MARKET VALUE

     Debt securities     $  1,923,742 2,947,619 2,158,548       25,601    7,055,510      (13,227)     188,910    7,231,193
     Sundry securities              -         -         -      243,343      243,343      (58,081)       4,962      190,224

         Total           $  1,923,742 2,947,619 2,158,548      268,944    7,298,853      (71,308)     193,872    7,421,417

AMORTIZED COST
      Debt securities    $  1,922,459 3,044,793 2,235,891       28,050    7,231,193
      Sundry securities             -         -         -      190,224      190,224

         Total           $  1,922,459 3,044,793 2,235,891      218,274    7,421,417

WEIGHTED AVERAGE YIELD
      U.S. Treasury             7.49 %    5.31         -            -         6.63
      U.S. Government
         agencies               6.87      5.97      6.29         7.65         6.33
      CMOs                      7.69      6.27      5.84            -         6.29
      Other                     5.12      6.54      2.70         3.84         5.77
      Consolidated              7.18 %    6.03      6.23         3.85         6.32

Included in "Other" at March 31, 1995, are $824,782,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At March 31, 1995, these securities had a weighted average maturity of 2.32 years and a weighted average yield of 6.53 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 4.81 percent based on a weighted average funding cost differential of (1.72) percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1995. Average maturity in years excludes preferred and common stocks and money market funds.

Weighted average yields are based on amortized cost. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent;
and a Washington, D.C. tax rate of 9.975 percent, respectively.

There were commitments to purchase securities at a cost of $224,355,000 that had a market value of $224,667,000 at March 31, 1995. Commitments to sell securities at March 31, 1995 had a cost of $310,456,000 and market value of $315,127,000. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securites the first quarter of 1995 were $12,835,000 and $11,529,000, respectively. Gross gains realized on sundry securities were $2,329,000.

Table 8
INVESTMENT SECURITIES

                                                                                      March 31, 1995

                                                                                                                           Average
                           1 Year     1-5         5-10       After 10                 Gross Unrealized            Market  Maturity
(In thousands)            or Less     Years       Years        Years        Total        Gains       Losses        Value  in Years
CARRYING VALUE
     U.S. Government
      agencies       $     17,309    121,515    1,149,139        9,138    1,297,101       11,185      (17,177)   1,291,109    6.48
     CMOs                       -    938,957       41,927              -    980,884        3,305       (2,809)     981,380    3.26
     State, county
      and municipal       345,875    235,759      161,225      425,132    1,167,991      104,394       (2,698)   1,269,687    7.13
     Other                      -      4,031        4,172      180,619      188,822        5,287       (5,708)     188,401    13.29

         Total       $    363,184  1,300,262    1,356,463      614,889    3,634,798      124,171      (28,392)   3,730,577     5.94

CARRYING VALUE
     Debt securities $    363,184  1,300,262    1,356,463      499,807    3,519,716      124,171      (24,242)   3,619,645
     Sundry
       securities               -          -            -      115,082      115,082            -       (4,150)     110,932

         Total       $    363,184  1,300,262    1,356,463      614,889    3,634,798      124,171      (28,392)   3,730,577

MARKET VALUE
      Debt securities $   369,776  1,314,303    1,365,162      570,404    3,619,645
      Sundry
        securities              -          -            -      110,932      110,932

         Total       $    369,776  1,314,303    1,365,162      681,336    3,730,577

WEIGHTED AVERAGE YIELD
      U.S. Government
        agencies             8.84 %     8.73         8.29         7.44         8.33
      CMOs                      -       7.18         7.44            -         7.19
      State, county
        and municipal       11.55      10.59        11.41        12.32        11.62
      Other                     -       6.88         7.62         7.83         7.94
      Consolidated          11.49 %     7.94         8.63        10.93         9.06

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1995.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent;
a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent, respectively.

There were no commitments to purchase or sell investment securities at March 31, 1995. Gross gains and losses realized on the sales (underdeliveries) and calls of debt securities in the first quarter of 1995 were $435,000 and $218,000, respectively. There were no sales of sundry securities.

                           T-7




Table 9
LOANS



                                                          1995                            1994

                                                          First       Fourth        Third       Second        First
(In thousands)                                           Quarter      Quarter      Quarter      Quarter      Quarter
FIRST UNION CORPORATION
COMMERCIAL
     Commercial, financial and agricultural
         Taxable                                     $ 15,849,852   15,198,651   13,765,745   13,460,873   12,630,234
         Nontaxable                                       658,502      709,092      688,238      658,190      701,791

           Total commercial, financial
               and agricultural                        16,508,354   15,907,743   14,453,983   14,119,063   13,332,025
     Real estate - construction and other               1,842,099    1,734,095    1,674,297    1,504,546    1,572,105
     Real estate - mortgage                             5,664,837    5,437,496    5,932,374    5,730,311    5,761,598
     Lease financing                                    1,940,681    1,613,763    1,334,570      931,297      916,068
     Foreign                                              426,907      415,857      509,030      437,967      384,740

           Total commercial                            26,382,878   25,108,954   23,904,254   22,723,184   21,966,536

RETAIL
     Real estate - mortgage                            14,292,795   15,014,775   14,682,624   13,813,215   13,401,838
     Installment loans - Bankcard                       4,098,790    3,959,657    3,299,675    2,785,470    2,037,645
     Installment loans - other                         11,795,465   10,618,696   10,288,391    9,930,333    9,653,004

           Total retail                                30,187,050   29,593,128   28,270,690   26,529,018   25,092,487

           Total loans                                 56,569,928   54,702,082   52,174,944   49,252,202   47,059,023

UNEARNED INCOME
     Loans                                                148,584      145,691      142,587      136,352      133,735
     Lease financing                                      653,626      526,639      399,323      190,355      192,864

           Total unearned income                          802,210      672,330      541,910      326,707      326,599

           Loans, net                                $ 55,767,718   54,029,752   51,633,034   48,925,495   46,732,424


Table 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS


                                                          1995                            1994

                                                          First       Fourth        Third       Second        First
(In thousands)                                           Quarter      Quarter      Quarter      Quarter      Quarter
ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of quarter                    $    978,795    1,004,298    1,007,839    1,014,001    1,020,191
    Provision for loan losses                              32,500       25,000       25,000       25,000       25,000
    Allowance of acquired loans                                 -        2,296       18,615          609
    Loan losses, net                                      (42,467)     (52,799)     (47,156)     (31,771)     (31,190)

    Balance, end of quarter                          $    968,828      978,795    1,004,298    1,007,839    1,014,001

      (as % of loans, net)                                   1.74 %       1.81         1.95         2.06         2.17

      (as % of nonaccrual and restructured loans)             224 %        245          203          192          168

      (as % of nonperforming assets)                          168 %        175          154          152          127

LOAN LOSSES
    Commercial, financial and agricultural           $      6,321       16,357       20,898       16,373       14,176
    Real estate - construction and other                       41        1,270        2,974        1,711        2,942
    Real estate - mortgage                                  3,457       20,228       17,773        7,574        8,533
    Installment loans - Bankcard                           38,096       19,970       15,492       15,399       14,899
    Installment loans - other                              14,047       14,398       14,983       13,459       15,518

            Total                                          61,962       72,223       72,120       54,516       56,068

LOAN RECOVERIES
    Commercial, financial and agricultural                  9,097       11,125       12,965        8,388       15,836
    Real estate - construction and other                      907          884          424        1,095          431
    Real estate - mortgage                                  2,466        1,530        4,657        5,076        1,291
    Installment loans - Bankcard                            2,572        2,455        2,234        2,710        2,206
    Installment loans - other                               4,453        3,430        4,684        5,476        5,114

            Total                                          19,495       19,424       24,964       22,745       24,878

            Loan losses, net                         $     42,467       52,799       47,156       31,771       31,190

        (as % of average loans, net)*                         .31 %        .40          .38          .27          .27

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                              $    200,915      155,752      154,861      159,858      189,759
       Real estate loans                                  231,183      241,886      339,881      363,433      412,748

            Total nonaccrual loans                        432,098      397,638      494,742      523,291      602,507
    Restructured loans                                        670        1,872          674        2,730        2,742
    Foreclosed properties                                 144,188      158,464      158,234      136,408      191,153

            Total nonperforming assets               $    576,956      557,974      653,650      662,429      796,402

        (as % of loans, net and foreclosed properties)       1.03 %       1.03         1.26         1.35         1.70

Accruing loans past due 90 days                      $    205,654      140,081      115,903       85,948       80,479

*Annualized.

Table 11
INTANGIBLE ASSETS


                                             1995                            1994

                                             First       Fourth        Third       Second        First
(In thousands)                              Quarter      Quarter      Quarter      Quarter      Quarter
MORTGAGE SERVICING RIGHTS               $     80,266       84,898       89,666       79,826       82,102

CREDIT CARD PREMIUM                     $     54,703       58,494       62,463       67,524       71,538

OTHER INTANGIBLE ASSETS
    Goodwill                            $    742,435      754,417      763,832      682,570      703,559
    Deposit base premium                     422,827      437,025      319,522      224,918      240,935
    Other                                      6,844        7,465        8,134        9,118        9,817

       Total                            $  1,172,106    1,198,907    1,091,488      916,606      954,311


Table 12
ALLOWANCE FOR FORECLOSED PROPERTIES


                                                               1995                          1994

                                                              First       Fourth        Third       Second        First
(In thousands)                                               Quarter      Quarter      Quarter      Quarter      Quarter
Foreclosed properties                                    $    178,416      193,290      197,261      177,274      239,037

Allowance for foreclosed properties, beginning of quarter      34,826       39,027       40,866       47,884       56,191
Provision for foreclosed properties                               715        1,913       (2,114)       1,910        2,794
Transfer from (to) allowance for segregate assets                 (48)       1,177          302          (52)         295
Dispositions, net                                              (1,265)      (7,291)         (27)      (8,876)     (11,396)

Allowance for foreclosed properties, end of quarter            34,228       34,826       39,027       40,866       47,884

Foreclosed properties, net                                $    144,188      158,464      158,234      136,408      191,153

Table 13
DEPOSITS


                                             1995                             1994

                                             First       Fourth        Third       Second        First
(In thousands)                              Quarter      Quarter      Quarter      Quarter      Quarter
CORE DEPOSITS
     Noninterest-bearing                $ 10,412,883   10,523,538   10,295,616   10,207,807   10,428,019
     Savings and NOW accounts             14,065,617   13,991,987   12,677,630   12,085,198   12,132,581
     Money market accounts                 9,122,752   10,118,963   10,316,481   10,490,933   10,931,222
     Other consumer time                  18,667,810   18,544,324   17,361,310   16,486,243   16,536,800

       Total core deposits                52,269,062   53,178,812   50,651,037   49,270,181   50,028,622

Foreign                                    2,582,452    4,069,587    1,328,032    2,852,926      574,868
Other time                                 1,951,391    1,709,874    1,707,982    1,649,153    1,484,301

       Total deposits                   $ 56,802,905   58,958,273   53,687,051   53,772,260   52,087,791






Table 14
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                                                      March 31, 1995

                                                                                    Time         Other
(In thousands)                                                                   Certificates    Time
MATURITY OF
     3 months or less                                                          $  2,241,819       76,972
     Over 3 months through 6 months                                                 884,370            -
     Over 6 months through 12 months                                                904,948            -
     Over 12 months                                                                 919,048            -

         Total                                                                 $  4,950,185       76,972

Table 15
LONG-TERM DEBT



                                                                   1995                              1994

                                                                   First       Fourth        Third       Second        First
(In thousands)                                                    Quarter      Quarter      Quarter      Quarter      Quarter
DEBENTURES AND NOTES
     7-1/2% debentures due 2002                                $     15,619       15,619       15,619       15,619       15,619
     Floating rate extendible notes due 2005                        100,000      100,000      100,000      100,000      100,000
    11% notes due 1996                                               18,360       18,360       18,360       18,360       18,360
     Floating rate notes due 1996                                   150,000      150,000      150,000      150,000      150,000
     5.95% notes due 1995                                           149,960      149,921      149,881      149,842      149,802
     6-3/4% notes due 1998                                          248,634      248,511      248,389      248,267      248,144
     Floating rate notes due 1998                                   299,744     -                   -            -            -
     Fixed rate medium-term senior notes, varying
       rates and terms to 1996                                          200       32,700       61,700       61,700       61,700
     Fixed rate medium-term subordinated notes, varying
       rates and terms to 2001                                       54,000       54,000       54,000       54,000       54,000
     Floating rate subordinated notes due 2003                      149,127      149,101      149,074      149,048      149,022
     11% subordinated and variable rate notes due 1996               17,951       17,951       17,954       17,954       17,954
     8-1/8% subordinated notes due 1996                             100,000      100,000      100,000      100,000      100,000
     9.45% subordinated notes due 1999                              250,000      250,000      250,000      250,000      250,000
     9.45% subordinated notes due 2001                              147,628      147,535      147,442      147,349      147,256
     8-1/8% subordinated notes due 2002                             248,526      248,475      248,424      248,373      248,322
     8% subordinated notes due 2002                                 223,099      223,037      222,972      222,910      222,850
     7-1/4% subordinated notes due 2003                             148,772      148,733      148,694      148,655      148,707
     6-5/8% subordinated notes due 2005                             248,046      247,999      247,935      247,888      247,856
     6% subordinated notes due 2008                                 197,081      197,028      196,974      196,920      197,160
     6-3/8% subordinated notes due 2009                             147,538      147,495      147,449      147,405      147,406
     8% subordinated notes due 2009                                 148,583      148,559      148,535            -            -
     8.77% subordinated notes due 2004                              148,470      148,430            -            -            -
Debentures and notes of subsidiaries
     9-7/8% subordinated capital notes due 1999                      74,439       74,404       74,370       74,334       74,301
     9-5/8% subordinated capital notes due 1999                      74,948       74,945       74,942       74,937       74,935
    10-1/2% collateralized mortgage obligations due 2014             56,919       60,010       65,927       69,950       74,008
     Subordinated bank notes with varying rates and terms to 1997   225,000      100,000            -            -            -
     Debentures and notes with varying rates and terms to 2002        7,275        7,275        7,275        7,400        7,400

            Total                                                 3,649,919    3,260,088    3,045,916    2,900,911    2,904,802

MORTGAGES AND OTHER DEBT
     Notes payable to FDIC due 1996                                  99,887      117,271      171,614      193,258      214,682
     Advances from the Federal Home Loan Bank                         4,846        4,696        4,603        4,603        4,453
     Mortgage notes and other debt                                   41,578       41,153       41,814       24,623       25,401
     Capitalized leases                                               5,196        5,306        5,416        6,049        5,492

            Total long-term debt                               $  3,801,426    3,428,514    3,269,363    3,129,444    3,154,830


Table 16
CHANGES IN STOCKHOLDERS' EQUITY


                                                      Twelve
                                                      Months        1995                           1994
                                                       Ended
                                                     March 31,      First       Fourth        Third       Second        First
(In thousands)                                         1995        Quarter      Quarter      Quarter      Quarter      Quarter
Balance, beginning of period                      $  5,276,060    5,397,517    5,622,631    5,388,581    5,276,060    5,207,625
Stockholders' equity of pooled banks
  not restated prior to 1994                            64,351            -       12,535          (16)      51,832            -
Net income                                             939,830      236,909      231,549      241,752      229,620      222,459
Redemption of preferred stock                         (325,396)                 (325,396)           -            -            -
Purchase of common stock                              (368,868)    (197,371)     (37,580)     (82,392)     (51,525)     (46,057)
Common stock issued for stock
  options exercised                                     72,044        6,168       15,386       21,430       29,060        2,082
Common stock issued through
  dividend reinvestment plan                            43,133       16,952       10,628        6,615        8,938        5,659
Common stock issued for purchase
  accounting acquisition                               161,073            -           (6)     161,079            -            -
Converted debentures                                    19,760            -                    19,760            -            -
Cash dividends paid
  Series 1990 preferred stock                          (26,656)      (7,029)      (6,831)      (6,595)      (6,201)      (5,726)
  Common stock                                        (309,406)     (79,660)     (82,052)     (80,330)     (67,364)     (68,156)
Unrealized gain (loss) on debt and
  equity securities                                    (55,191)     117,248      (43,347)     (47,253)     (81,839)     (41,826)

Balance, end of period                            $  5,490,734    5,490,734    5,397,517    5,622,631    5,388,581    5,276,060

Table 17
CAPITAL RATIOS


                                                                       1995                            1994

                                                                    First       Fourth        Third       Second        First
(In thousands)                                                     Quarter      Quarter      Quarter      Quarter      Quarter
CONSOLIDATED CAPITAL RATIOS*
    Qualifying capital
       Tier 1 capital                                          $  4,489,955    4,466,670    4,763,409    4,664,358   4,467,801
       Total capital                                              7,512,040    7,450,602    7,654,430    7,361,013   7,235,875

    Adjusted risk-based assets                                   59,651,481   57,593,799   53,904,132   50,155,408  47,746,123

    Adjusted leverage ratio assets                             $ 74,633,796   73,011,243   70,315,199   69,971,938  68,023,421

    Ratios
       Tier 1 capital                                                  7.53 %       7.76         8.84         9.30        9.36
       Total capital                                                  12.59        12.94        14.20        14.68       15.15
        Leverage                                                       6.02         6.12         6.77         6.67        6.57

    Stockholders' equity to assets
       Quarter-end                                                     7.05         6.98         7.57         7.42        7.30
       Average                                                         7.01 %       7.49         7.62         7.39        7.60

BANK CAPITAL RATIOS
    Tier 1 capital
       First Union National Bank of
         North Carolina                                                7.13 %       7.32         7.14         7.70         8.34
         South Carolina                                                8.24         7.88         8.21         8.54         7.80
         Georgia                                                       8.61         8.26         8.28         8.74         9.55
         Florida                                                       7.94         7.95         8.79         9.63         9.98
         Washington, D.C.                                             16.55        16.75        17.31        16.30        19.07
         Maryland                                                     20.78        20.53        19.01        17.75        16.23
         Tennessee                                                    12.34        12.76        13.08        13.36        12.34
         Virginia                                                      8.97         9.21        10.88        10.57        10.25
       First Union Home Equity Bank                                    6.49         7.60         7.16            -            -


    Total capital
       First Union National Bank of
         North Carolina                                               10.32        10.69         9.62        10.51        11.41
         South Carolina                                               12.40        12.15        12.53        12.96        12.09
         Georgia                                                      11.46        11.18        11.22        11.70        12.60
         Florida                                                      10.70        10.76        10.35        11.31        11.68
         Washington, D.C.                                             17.83        18.03        18.60        17.60        20.36
         Maryland                                                     22.07        21.81        20.30        19.04        17.52
         Tennessee                                                    13.60        14.02        14.34        14.62        13.60
         Virginia                                                     12.80        13.11        13.17        12.90        12.58
       First Union Home Equity Bank                                   10.34        12.10        11.54            -            -


    Leverage
       First Union National Bank of
         North Carolina                                                6.25         6.10         5.74         5.65         5.86
         South Carolina                                                5.75         5.77         6.06         6.03         5.59
         Georgia                                                       6.06         5.69         5.96         6.07         6.17
         Florida                                                       5.75         5.91         6.30         6.53         6.33
         Washington, D.C.                                              7.11         8.33         7.88         7.11         7.05
         Maryland                                                     13.44        12.82        11.53        10.62         9.72
         Tennessee                                                     7.88         8.47         8.54         8.41         8.30
         Virginia                                                      6.95         7.10         8.26         7.70         7.03
       First Union Home Equity Bank                                    6.22 %       7.22         6.24            -            -

*Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

Table 18
INTEREST RATE GAP


                                                                        March 31, 1995

                                               Interest Sensitivity in Days                             Non-Sensitive
                                                                                One to       Two to     and Sensitive
(In thousands)                1-90          91-180       181-365    Total      two years   five years  Over five years    Total
EARNING ASSETS
Interest-bearing bank
  balances                    $    721,962          -          100      722,062          -           -           -       722,062
Federal funds sold and
    securities
    purchased under resale
    agreements                   1,479,437      9,025            -    1,488,462          -           -           -     1,488,462
Trading account assets           1,453,038          -            -    1,453,038          -           -           -     1,453,038
Securities available for sale      420,532  1,185,680      719,223    2,325,435    872,013   3,344,854     879,115     7,421,417
Investment securities              163,132    151,851      358,472      673,455    521,319   1,306,278   1,133,746     3,634,798
Loans*                          30,669,602  2,807,929    4,593,406   38,070,937  4,809,867   6,568,315   6,318,599    55,767,718

          Total earnings assets 34,907,703  4,154,485    5,671,201   44,733,389  6,203,199  11,219,447   8,331,460    70,487,495

INTEREST-BEARING LIABILITIES
Interest-bearing deposits       22,230,178  3,865,748    4,465,644   30,561,570  2,400,555    3,427,491 10,000,406    46,390,022
Short-term borrowings            9,550,480     30,596            -    9,581,076          -            -          -     9,581,076
Long-term debt                     803,592    156,081       23,861      983,535    623,267      466,342  1,728,283     3,801,426

          Total interest-
             bearing
             liabilities        32,584,250  4,052,426    4,489,505   41,126,181  3,023,822    3,893,833 11,728,689    59,772,525

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS                    6,792,067 (11,126,724) 11,890,000    7,555,343 (1,978,985)  (3,751,358)(1,825,000)           -

          Total interest-bearing
             liabilities and
             off-balance
             sheet financial
             instruments        39,376,317  (7,074,299) 16,379,505  48,681,524  1,044,837      142,475  9,903,689   59,772,525

Interest rate gap             $ (4,468,614) 11,228,784 (10,708,304) (3,948,135) 5,158,362   11,076,972

Cumulative gap               $ (4,468,614)   6,760,169  (3,948,135) (3,948,135) 1,210,228   12,287,199

Ratio of cumulative gap to
    total earnings assets           (6.34)%       9.59       (5.60)    (5.60)        1.72        17.43

 The information included herein should be read in conjunction with the discussion appearing under "Interest Rate Risk Management" and with Tables 19-21. This interest rate gap table has inherent limitations on its ability to accurately portray interest rate sensitivity and, therefore, it is only provided with common banking industry practice. Additionally, in conjunction with such practices, savings and NOW accounts are included in the non-sensitive and sensitive over five years classification. Money market accounts are included in the 1-90 day classification.

 *Loans are stated net of unearned income.

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*


                                               Weighted
                                             Average Rate      Estimated
March 31, 1995                  Notional                Maturity  Fair
(In thousands)                  Amount    Receive  Pay  In Years  Value      Comments
Asset Rate Conversions
  Interest rate swaps          $6,092,196  5.94%  6.53%   2.25               Converts floating rate commercial loans to fix rate.
    Carrying amount                                             $    10,495  Adds to liability sensitivity. Similar characteristic
    Unrealized gross gain                                             4,164  to a fixed income security funded with variable rate
    Unrealized gross loss                                          (172,828) liabilities. Includes $1.9 billion of indexed
        Total                                                      (158,169) amortizing swaps, all of which mature within three and one half years.

  Forward interest rate swaps   1,120,000  8.05      -    1.58               Converts floating rates on commercial loans to fixed
    Carrying amount                                                      -   rates at higher than current yields in future periods.
    Unrealized gross gain                                             8,875  $63 million effective March 1996 and $57 million
    Unrealized gross loss                                                -   effective March 1997. $1.0 billion effective September
        Total                                                         8,875  1995 with put options on forward swaps referenced under
                                                                             "Rate Sensitivity Hedges" linked to this item.

  Total asset rate conversions $7,212,196  6.27%  6.53%   2.14    $(149,294)

Liability Rate Conversions
  Interest rate swaps          $2,702,000 7.16%   6.61%   6.90                Converts long-term fixed rate debt to floating rate by
    Carrying amount                                                $  21,328  matching maturity of the swap to the debt issue. Rate
    Unrealized gross gain                                             15,042  sensitivity remains unchanged due to the direct
                                                                              linkage of the swap to the debt issue.
    Unrealized gross loss                                            (85,262)
        Total                                                        (48,892)

  Other financial instruments     250,000 4.00       -    5.16                Miscellaneous purchased option-based products for
    Carrying amount                                                   (2,903) liability management purposes include $10 million of
    Unrealized gross gain                                                  -  options on swaps, $90 million of eurodollar caps and
    Unrealized gross loss                                             (1,561) $150 million of eurodollar floors.
        Total                                                         (4,464)

  Total liability rate
   conversions                $ 2,952,000 6.99%   6.61%    6.75    $ (53,356)

Asset Hedge
  Short T-bill futures         $1,000,000    -%   7.19%     .23               Converts the maturity of $1.0 billion U.S. Treasury
    Carrying amount                                                 $      -  bills in the available for sale portfolio from
    Unrealized gross gain                                                  -  September 1995 to June 1995.
    Unrealized gross loss                                             (3,125)
        Total                                                         (3,125)

  Total asset hedge            $1,000,000    -%   7.19%     .23     $ (3,125)

                                                          (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*


                                           Weighted
                                          Average Rate  Estimated
March 31, 1995                  Notional                Maturity  Fair
(In thousands)                  Amount    Receive  Pay  In Years  Value      Comments
Rate Sensitivity Hedges
  Put options on
   eurodollar futures        $24,506,000  -- %   8.05%     .36               Paid a premium for the right to lock in the 3 month
    Carrying amount                                             $    12,332  LIBOR reset rates on pay variable rate swaps and
    Unrealized gross gain                                             --     short-term liabilities. $11.5 billion effective June
    Unrealized gross loss                                           (10,833) 1995 and $13.0 billion effective September 1995.
        Total                                                         1,499


  Put options on foward swaps  1,000,000   --    8.08      .47               Paid a premium for the right to terminate $1.0 billion
    Carrying amount                                                   2,428  of forward interest rate swaps based on interest rates
    Unrealized gross gain                                              --    in effect in September 1995. Reduces liability
    Unrealized gross loss                                            (1,587) sensitivity.
        Total                                                           841


Interest rate cap                 67,200    --    --      1.18                Purchased cap to convert floating rate liabilities to
                                                                              fixed rate if short-term rates rise above 8 percent.
Carrying amount                                                          319
Unrealized gross gain                                                      3
Unrealized gross loss                                                   (268)
        Total                                                             54

  Short eurodollar futures     3,427,431    --   6.51      .25                Locks in the 3 month LIBOR reset rates on pay
    Carrying amount                                                       --  variable rate swaps and the 1 month LIBOR rate on
    Unrealized gross gain                                                 25  short-term liabilities. $390 million effective April
    Unrealized gross loss                                             (1,752) 1995; $390 million effective May 1995; $2.1 billion
        Total                                                         (1,727) effective June 1995; $283 million effective September
  Total rate sensitivity     $29,000,631    -- % 7.88%     .37    $      667  1995; and $261 million effective December 1995.
          hedges
Offsetting Positions
  Interest rate floors       $   800,000   6.59% 6.59%    1.21                Consists of $800 million of interest rate floors, of
    Carrying amount                                                 $ (1,388)  which $400 million were purchased and offset by $400
    Unrealized gross gain                                              2,792  million  sold, locking in gains to be amortized
    Unrealized gross loss                                             (1,404) over the remaining life of the contracts.
        Total                                                            --

  Prime/federal funds cap      4,000,000    4.63  4.63    1.02                In December 1994, the corporation offset an existing
    Carrying amount                                                    1,709  federal funds cap (purchased) and a prime rate cap
    Unrealized gross gain                                              1,014  (written) position by simultaneously purchasing a
    Unrealized gross loss                                             (2,723) prime rate cap and writing a federal funds cap at
        Total                                                            --   strikes of 6.00 percent and 3.25 percent,
                                                                              respectively. The notional amount of each cap is $1.0
                                                                              billion. Locks in losses to be amortized over the
                                                                              remaining life of the contracts.
  Total offsetting positions  $4,800,000    4.95% 4.95%   1.06       $   --


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.

London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks.

Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of March 31, 1995. Weighted average receive rates are fixed rates at the time the contract was transacted.

Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

Table 20
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*


March 31, 1995                                   1 Year        1 -2         2 -5         5 -10      After 10
(In thousands)                                   or Less       Years        Years        Years        Years        Total
Asset Rate Conversions
  Notional amount                             $  2,076,053    1,914,785    3,221,358                              7,212,196
  Weighted average receive rate                       6.66 %       7.36         5.37                                   6.27
  Estimated fair value                        $     (2,264)        (438)    (146,592)                              (149,294)

Liability Rate Conversions
  Notional amount                             $    430,000      110,000      587,000    1,075,000      750,000    2,952,000
  Weighted average receive rate                       6.14 %       8.04         6.55         7.21         6.43         6.99
  Estimated fair value                        $      1,871        2,175       (7,360)      25,666      (75,708)     (53,356)

Asset Hedge
  Notional amount                             $  1,000,000            -            -            -            -    1,000,000
  Weighted average receive rate                          -%           -            -            -            -            -
  Estimated fair value                        $     (3,125)           -            -            -            -        (3,125)

Rate Sensitivity Hedges
  Notional amount                              $ 28,983,431       17,200           -            -            -    29,000,631
  Weighted average receive rate                           -%          -            -            -            -
  Estimated fair value                         $        625           42           -            -            -           667

Offsetting Positions
  Notional amount                              $          -    4,800,000           -            -            -     4,800,000
  Weighted average receive rate                           -%        4.95           -            -            -          4.95
  Estimated fair value                         $          -            -           -            -            -            -


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table. Weighted average pay rates are indicated in Table 19.



Table 21
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*

                                                                                      Rate
                                                Asset Rate  Liability Rate   Asset    Sensitivity   Offsetting
(In thousands)                                 Conversions  Conversions      Hedge    Hedges        Positions      Total
Balance, December 31, 1994                   $  8,222,116    2,762,500    1,200,000   28,256,000    4,800,000   45,240,616
Additions                                         120,000      342,000           -    10,053,631           -    10,515,631
Maturities/Amortizations                       (1,129,920)    (152,500)    (200,000)  (8,309,000)          -    (9,791,420)
Terminations                                            -            -            -   (1,000,000)          -    (1,000,000)

Balance, March 31, 1995                      $  7,212,196    2,952,000    1,000,000   29,000,631    4,800,000   44,964,827

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES



                                                  FIRST QUARTER 1995                      FOURTH QUARTER 1994

                                                          Interest   Average                     Interest    Average
                                             Average      Income/    Rates        Average        Income/      Rates
(In thousands)                              Balances      Expense  Earned/Paid   Balances        Expense   Earned/Paid
ASSETS
Interest-bearing bank balances             $    689,482     10,147   5.97%    $    879,330      12,342        5.57%
Federal funds sold and securities
    purchased under resale agreements         1,855,472     26,274   5.74        1,507,490      19,473        5.12
Trading account assets (a)                    1,310,294     21,360   6.61        1,187,382      19,776        6.61
Securities available for sale (a)             7,993,897    126,046   6.33        8,199,014     121,948        5.93
Investment securities (a)
    U.S. Government and other                 2,474,530     46,902   7.58        2,435,018      46,625        7.66
    State, county and municipal               1,190,113     33,761  11.34        1,233,949      35,554       11.53

          Total investment securities         3,664,643     80,663   8.80        3,668,967      82,179        8.96
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                      16,126,010    323,169   8.13       14,662,782     288,875       7.82
        Real estate - construction and
           other                              1,795,504     41,579   9.39        1,722,032      39,020       8.99
        Real estate - mortgage                5,435,291    119,344   8.90        5,764,302     125,431       8.63
        Lease financing                         908,580     22,259   9.80          807,143      19,641       9.73
        Foreign                                 426,788      7,089   6.74          520,581       8,397       6.40

          Total commercial                   24,692,173    513,440   8.34       23,476,840     481,364       8.14
    Retail
        Real estate - mortgage               14,193,098    268,320   7.56       14,228,831     271,675       7.64
        Installment loans - Bankcard          3,993,532    138,477  13.87        3,633,266     124,530      13.71
        Installment loans - Other            11,536,143    285,270  10.01       11,244,806     278,590       9.87

          Total retail                       29,722,773    692,067   9.36       29,106,903     674,795       9.26

          Total loans                        54,414,946  1,205,507   8.90       52,583,743   1,156,159       8.76

          Total earning assets               69,928,734  1,469,997   8.44       68,025,926   1,411,877       8.27

Cash and due from banks                       3,261,626                        3,265,432
Other assets                                  4,302,719                        4,142,050

          Total assets                     $ 77,493,079                     $ 75,433,408

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts                 14,015,277    98,540    2.85     13,259,937       86,455       2.59
    Money market accounts                     9,504,775    66,326    2.83     10,132,757       67,193       2.63
    Other consumer time                      18,502,556   226,494    4.96     17,690,805      210,568       4.72
    Foreign                                   3,319,697    45,566    5.57      2,361,927       32,459       5.45
    Other time                                1,951,836    29,812    6.19      1,669,113       24,289       5.77

          Total interest-bearing deposits    47,294,141   466,738    4.00     45,114,539      420,964       3.70
Federal funds purchased and securities
    sold under repurchase agreements          7,268,262   101,498    5.66      7,490,396       95,168       5.04
Commercial paper                                669,792     9,551    5.78        615,930        7,684       4.95
Other short-term borrowings                   1,655,853    27,205    6.66      1,601,779       25,238       6.25
Long-term debt                                3,576,802    63,217    7.07      3,366,685       61,118       7.26
          Total interest-bearing
              liabilities                    60,464,850   668,209    4.48     58,189,329      610,172       4.16

Noninterest-bearing deposits                  9,978,428                        9,997,860
Other liabilities                             1,614,095                        1,593,558
Stockholders' equity                          5,435,706                        5,652,661
          Total liabilities and
             stockholders' equity          $ 77,493,079                     $ 75,433,408

Interest income and rate earned                         $1,469,997   8.44%               $  1,411,877      8.27%
Interest expense and rate paid                             668,209   3.87                     610,172      3.56

Net interest income and margin                          $  801,788   4.57%               $    801,705      4.71%


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent in 1995 and 7.8275 percent in 1994; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent in 1995 and 10.25 percent in 1994, respectively.


                       THIRD QUARTER 1994                       SECOND QUARTER 1994                      FIRST QUARTER 1994

                           Interest      Average                    Interest      Average                    Interest      Average
               Average      Income/       Rates         Average      Income/       Rates         Average      Income/       Rates
              Balances      Expense    Earned/Paid     Balances      Expense    Earned/Paid     Balances      Expense    Earned/Paid

           $    675,188        8,552         5.03 %  $   786,723        9,915         5.06 %  $   687,314        8,740         5.16%

              1,469,486       16,354         4.42      1,595,394       13,575         3.41        884,366        6,328         2.90
              1,062,744       15,641         5.84        904,729       14,010         6.21        928,576       11,190         4.89
              9,777,730      139,512         5.69     11,480,968      152,237         5.31     11,655,783      151,785         5.23

              1,715,051       32,076         7.48      1,575,796       27,310         6.93      1,221,890       19,574         6.41
              1,248,484       35,694        11.44      1,282,173       37,116        11.58      1,307,801       37,633        11.51

              2,963,535       67,770         9.15      2,857,969       64,426         9.02      2,529,691       57,207         9.04



             14,001,417      291,147         8.25     13,375,599      281,454         8.44     13,155,105      261,856         8.07

              1,588,419       33,731         8.42      1,515,456       28,710         7.60      1,605,390       27,712         7.00
              5,964,848      121,637         8.09      5,743,998      110,471         7.71      5,839,560      105,404         7.32
                665,678       15,983         9.60        582,340       13,761         9.45        577,342       13,243         9.17
                434,532        5,844         5.34        424,662        4,739         4.48        332,993        3,518         4.28

             22,654,894      468,342         8.20     21,642,055      439,135         8.14     21,510,390      411,733         7.76

             14,239,519      260,489         7.32     13,600,744      247,665         7.28     13,154,439      240,126         7.30
              3,088,541      106,859        13.84      2,351,062       85,594        14.56      2,007,730       74,619        14.87
             10,029,803      246,678         9.80      9,727,881      232,361         9.57      9,549,628      224,684         9.47

             27,357,863      614,026         8.96     25,679,687      565,620         8.82     24,711,797      539,429         8.76

             50,012,757    1,082,368         8.62     47,321,742    1,004,755         8.51     46,222,187      951,162         8.29

             65,961,440    1,330,197         8.03     64,947,525    1,258,918         7.76     62,907,917    1,186,412         7.59

              3,017,964                                2,857,885                                3,038,166
              4,040,685                                4,020,590                                4,397,425

           $ 73,020,089                              $71,826,000                              $70,343,508




             12,449,336       71,848         2.29     12,120,552       64,856         2.15     11,964,371       61,993         2.10
             10,483,003       65,849         2.49     10,791,758       62,199         2.31     10,906,396       59,622         2.22
             17,042,759      187,185         4.36     16,462,456      171,773         4.19     16,663,990      172,855         4.21
              1,958,291       21,840         4.42      1,327,343       14,088         4.26        834,297        7,569         3.68
              1,674,511       21,696         5.14      1,567,754       20,266         5.19      1,515,325       16,645         4.45

             43,607,900      368,418         3.35     42,269,863      333,182         3.16     41,884,379      318,684         3.09

              6,970,468       78,962         4.49      7,511,271       77,201         4.12      7,109,922       65,895         3.76
                998,167       11,115         4.42        702,645        7,089         4.05        321,628        2,277         2.87
              1,422,176       20,617         5.75      1,486,748       18,739         5.05      1,162,345       10,932         3.82
              3,198,320       51,746         6.47      3,138,257       47,702         6.08      3,148,942       38,215         4.85

             56,197,031      530,858         3.75     55,108,784      483,913         3.52     53,627,216      436,003         3.29

              9,927,448                               10,067,077                               10,072,065
              1,331,994                                1,344,882                                1,301,135
              5,563,616                                5,305,257                                5,343,092

           $ 73,020,089                              $71,826,000                              $70,343,508

                        $  1,330,197         8.03 %              $  1,258,918         7.76 %              $  1,186,412         7.59%
                             530,858         3.19                     483,913         2.98                     436,003         2.80

                        $    799,339         4.84 %              $    775,005         4.78 %              $    750,409         4.79%


       (b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES


                                               YEAR ENDED 1994

                                                        Interest      Average
                                            Average      Income/       Rates
(In thousands)                             Balances      Expense    Earned/Paid
ASSETS
Interest-bearing bank balances          $    757,440       39,550         5.22 %
Federal funds sold and securities
    purchased under resale agreements      1,366,180       55,729         4.08
Trading account assets (a)                 1,021,681       60,617         5.93
Securities available for sale (a)         10,267,532      565,482         5.51
Investment securities (a)
    U.S. Government and other              1,740,203      125,585         7.22
    State, county and municipal            1,267,845      145,997        11.52

           Total investment securities     3,008,048      271,582         9.03
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                   13,803,412    1,123,333         8.14
        Real estate - construction and
           other                           1,608,090      129,173         8.03
        Real estate - mortgage             5,828,345      462,942         7.94
        Lease financing                      658,776       62,628         9.51
        Foreign                              428,724       22,498         5.25

           Total commercial               22,327,347    1,800,574         8.06
    Retail
        Real estate-mortgage              13,810,015    1,019,955         7.39
        Installment loans - Bankcard       2,775,476      391,603        14.11
        Installment loans -Other          10,142,377      982,312         9.69

           Total retail                   26,727,868    2,393,870         8.96

           Total loans                    49,055,215    4,194,444         8.55

           Total earnings assets          65,476,096    5,187,404         7.92

Cash and due from banks                    3,045,410
Other assets                               4,149,188

           Total assets                 $ 72,670,694

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts              12,452,101      285,151         2.29
    Money market accounts                 10,576,097      254,863         2.41
    Other consumer time                   16,968,029      742,381         4.38
    Foreign                                1,625,575       75,956         4.67
    Other time                             1,607,283       82,897         5.16

         Total interest-bearing deposits  43,229,085    1,441,248         3.33
Federal funds purchased and securities
    sold under repurchase agreements       7,270,734      317,225         4.36
Commercial paper                             661,327       28,166         4.26
Other short-term borrowings                1,419,477       75,526         5.32
Long-term debt                             3,213,607      198,781         6.19
          Total interest-bearing
             liabilities                  55,794,230    2,060,946         3.69

Noninterest-bearing deposits              10,015,666
Other liabilities                          1,393,526
Stockholders' equity                       5,467,272
         Total liabilities and
            stockholders' equity        $ 72,670,694

Interest income and rate earned                      $  5,187,404         7.92 %
Interest expense and rate paid                          2,060,946         3.15

Net interest income and margin                       $  3,126,458         4.77 %


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent;
    a Georgia and Tennenessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent;
    a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent.

                       NINE MONTHS 1994                                                     SIX MONTHS 1994

                       Interest                Average                            Interest       Average
 Average                Income/                 Rates                Average      Income/        Rates
Balances                Expense              Earned/Paid             Balances      Expense     Earned/Paid

$      716,364          27,208                   5.08 %          $    737,293       18,656          5.10 %

     1,318,559          36,256                   3.68               1,241,844       19,902          3.23
       965,841          40,840                   5.65                 916,586       25,200          5.54
    10,964,614         443,534                   5.40              11,567,892      304,022          5.27

     1,506,052          78,960                   6.99               1,399,821       46,884          6.70
     1,279,269         110,443                  11.51               1,294,916       74,749         11.54

     2,785,321         189,403                   9.07               2,694,737      121,633          9.03



    13,513,807         834,458                   8.26              13,265,962      543,310          8.26

     1,569,693          90,153                   7.68               1,560,175       56,422          7.29
     5,849,927         337,512                   7.71               5,791,515      215,875          7.51
       608,777          42,987                   9.41                 579,854       27,004          9.31
       397,768          14,101                   4.74                 379,081        8,257          4.39

    21,939,972       1,319,211                   8.04              21,576,587      850,868          7.95

    13,668,875         748,280                   7.30              13,378,825      487,791          7.29
     2,486,403         267,072                  14.32               2,180,345      160,213         14.70
     9,770,863         703,723                   9.62               9,639,246      457,045          9.52

    25,926,141       1,719,075                   8.85              25,198,416    1,105,049          8.79

    47,866,113       3,038,286                   8.48              46,775,003    1,955,917          8.40

    64,616,812       3,775,527                   7.80              63,933,355    2,445,330          7.68

     2,971,264                                                      2,947,527
     4,151,594                                                      4,207,967

$   71,739,670                                                   $ 71,088,849




    12,179,863        198,697                   2.18               12,042,894      126,849          2.12
    10,725,502        187,670                   2.34               10,848,760      121,821          2.26
    16,724,456        531,813                   4.25               16,562,666      344,628          4.20
     1,377,427         43,497                   4.22                1,082,182       21,657          4.04
     1,586,446         58,607                   4.94                1,541,684       36,911          4.83

    42,593,694      1,020,284                   3.20               42,078,186      651,866          3.12

     7,196,709        222,058                   4.13                7,311,705      143,096          3.95
       676,625         20,481                   4.05                  513,189        9,366          3.68
     1,358,042         50,288                   4.95                1,325,443       29,671          4.51
     3,162,021        137,663                   5.80                3,143,570       85,917          5.47

    54,987,091      1,450,774                   3.53               54,372,093      919,916          3.41

    10,021,667                                                     10,069,557
     1,326,116                                                      1,323,129
     5,404,796                                                      5,324,070

$   71,739,670                                                   $ 71,088,849

                 $ 3,775,527                   7.80 %                         $  2,445,330          7.68 %
                   1,450,774                   3.00                                919,916          2.90

                 $ 2,324,753                   4.80 %                         $  1,525,414          4.78 %

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                             1995                                     1994

                                             First       Fourth        Third       Second       First
(In thousands except per share data)        Quarter      Quarter      Quarter      Quarter     Quarter
ASSETS
Cash and due from banks                 $  3,157,119    3,740,691    3,212,888    2,809,958    3,054,037
Interest-bearing bank balances               722,062      945,126      632,206    1,387,532      799,569
Federal funds sold and securities
  purchased under resale agreements        1,488,462    1,371,025    1,771,643    1,909,486    1,438,561

         Total cash and cash equivalents   5,367,643    6,056,842    5,616,737    6,106,976   5,292,167

Trading account assets                     1,453,038    1,206,675    1,303,453      933,011      820,876
Securities available for sale              7,298,853    7,752,479    8,226,530    9,709,341   12,665,905
Investment securities                      3,634,798    3,729,869    3,179,763    2,995,102    2,539,647
Loans, net of unearned income             55,767,718   54,029,752   51,633,034   48,925,495   46,732,424
  Allowance for loan losses                 (968,828)    (978,795)  (1,004,298)  (1,007,839)  (1,014,001)

             Loans, net                   54,798,890   53,050,957   50,628,736   47,917,656   45,718,423

Premises and equipment                     1,771,052    1,756,297    1,617,933    1,518,171    1,535,383
Due from customers on acceptances            302,248      218,849      133,928       94,535      220,698
Mortgage servicing rights                     80,266       84,898       89,666       79,826       82,102
Credit card premium                           54,703       58,494       62,463       67,524       71,538
Other intangible assets                    1,172,106    1,198,907    1,091,488      916,606      954,311
Other assets                               1,921,011    2,199,238    2,292,421    2,265,653    2,347,323

             Total assets               $ 77,854,608   77,313,505   74,243,118   72,604,401   72,248,373

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits            10,412,883   10,523,538   10,295,616   10,207,807   10,428,019
  Interest-bearing deposits               46,390,022   48,434,735   43,391,435   43,564,453   41,659,772

             Total deposits               56,802,905   58,958,273   53,687,051   53,772,260   52,087,791
Short-term borrowings                      9,581,076    7,532,343    9,988,596    8,959,378   10,058,342
Bank acceptances outstanding                 302,248      218,849      133,928       94,535      220,698
Other liabilities                          1,876,219    1,778,009    1,541,549    1,260,203    1,450,652
Long-term debt                             3,801,426    3,428,514    3,269,363    3,129,444    3,154,830

             Total liabilities            72,363,874   71,915,988   68,620,487   67,215,820   66,972,313

STOCKHOLDERS' EQUITY
Preferred stock
  Class A, authorized 40,000,000 shares
    Series A, 11% cumulative perpetual;
      $25.00 stated and liquidation value       -            -             -         -               -
    Series A, $2.50 cumulative convertible;
      no-par value; $25.00 stated and
      liquidation value                         -            -             -         -               -
    Series B, none issued                       -            -             -         -               -
  Series 1990 cumulative perpetual
    adjustable rate, no par value;
    $5.00 liquidation value;
    authorized 10,000,000 shares                -            -          31,592       31,592        31,592
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares              573,564      586,779      585,948      575,989       564,812
Paid-in capital                            1,272,386    1,433,422    1,693,389    1,576,872     1,555,938
Retained earnings                          3,741,801    3,591,581    3,482,620    3,327,793     3,165,544
Unrealized loss on debt and equity           (97,017)    (214,265)    (170,918)    (123,665)      (41,826)
  securities
             Total stockholders' equity    5,490,734    5,397,517    5,622,631    5,388,581     5,276,060

   Total liabilities and stockholders'  $ 77,854,608   77,313,505   74,243,118   72,604,401    72,248,373
     equity
MEMORANDA
Securities available for sale-amortized $  7,421,417    8,054,592    8,489,477    9,907,974    12,731,630
   cost
Investment securities-market value         3,730,577    3,742,534    3,269,641    3,104,804     2,696,736
Common stockholders' equity, net of
unrealized loss
on debt and equity securities           $  5,490,734    5,397,517    5,338,590    5,104,540     4,992,020
Preferred shares outstanding                                         6,318,350    6,318,350     6,318,350
Common shares outstanding                172,069,353  176,033,912  175,784,527  172,796,786   169,443,814

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                1995                                1994

                                             First       Fourth        Third       Second       First
(In thousands except per share data)        Quarter      Quarter      Quarter      Quarter    Quarter
INTEREST INCOME
Interest and fees on loans              $  1,199,923    1,150,493    1,077,083      999,611     946,151
Interest and dividends on securities
   available for sale                        123,000      119,062      135,621      147,755     147,558
Interest and dividends on investment securities
       Taxable income                         46,313       46,029       31,478       26,632      18,829
       Nontaxable income                      22,321       23,394       23,490       24,341      24,610
Trading account interest                      19,914       18,677       14,799       13,377      10,392
Other interest income                         36,421       31,815       24,906       23,490      15,068

            Total interest income          1,447,892    1,389,470    1,307,377    1,235,206   1,162,608

INTEREST EXPENSE
Interest on deposits                         466,738      420,964      368,418      333,182     318,684
Interest on short-term borrowings            138,254      128,090      110,694      103,029      79,104
Interest on long-term debt                    63,217       61,118       51,746       47,702      38,215

            Total interest expense           668,209      610,172      530,858      483,913     436,003

Net interest income                          779,683      779,298      776,519      751,293      726,605
Provision for loan losses                     32,500       25,000       25,000       25,000       25,000
Net interest income after
   provision for loan losses                 747,183      754,298      751,519      726,293      701,605

NONINTEREST INCOME
Trading account profits                        1,536       13,107       10,906       10,247        7,323
Service charges on deposit accounts          110,127      110,782      109,325      107,083      108,022
Mortgage banking income                       23,586       20,873       21,401       12,239       19,421
Capital management income                     67,413       59,727       63,469       50,380       50,949
Securities available for sale transactions     3,635       (9,926)      (2,946)      (2,935)       4,300
Investment security transactions                 217          411        2,286          694          615
Fees for other banking services               21,928       20,703       16,833       17,959       13,757
Merchant discounts                            16,633       16,939       16,257       15,283       14,361
Insurance commissions                         11,490       11,870       12,506       10,705        9,990
Sundry income                                 48,826       57,418       52,562       52,115       51,958

             Total noninterest income        305,391      301,904      302,599      273,770      280,696

NONINTEREST EXPENSE
Personnel expense                            341,659      338,946      326,062      312,718      309,640
Occupancy                                     59,401       62,006       58,854       56,881       60,391
Equipment rentals, depreciation
  and maintenance                             65,917       63,245       55,987       52,436       56,700
Postage, printing and supplies                31,437       30,046       24,501       23,910       25,282
FDIC insurance                                30,162       30,293       29,321       30,155       29,939
Professional fees                             17,263       27,637       16,302       12,031       10,908
Owned real estate expense                      3,220        3,305        8,785        4,908        5,296
Amortization                                  43,651       39,754       36,121       32,355       36,378
Sundry                                        91,992      108,716      126,286      125,826      105,307

             Total noninterest expense       684,702      703,948      682,219      651,220      639,841

Income before income taxes                   367,872      352,254      371,899      348,843      342,460
Income taxes                                 130,963      120,705      130,147      119,223      120,001

             Net income                      236,909      231,549      241,752      229,620      222,459
Dividends on preferred stock                   7,029        6,831        6,595        6,201        5,726

             Net income applicable to common
                stockholders before
                redemption premium           229,880      224,718      235,157      223,419      216,733

Redemption premium on preferred stock                      41,355         -            -             -

             Net income applicable to
                common stockholders after
                redemption premium      $    229,880      183,363      235,157      223,419      216,733

PER COMMON SHARE DATA
  Net income before redemption premium  $       1.32         1.28         1.35         1.32         1.27
  Net income after redemption premium           1.32         1.04         1.35         1.32         1.27
  Cash dividends                        $        .46          .46          .46          .40          .40
 Average common shares                   173,928,984  176,378,717  174,417,288  169,779,057  170,314,176

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Three Months Ended
                                                                           March 31,
(In thousands)                                                         1995         1994

OPERATING ACTIVITIES
Net income                                                        $    236,909      222,459
Adjustments to reconcile net income to net cash provided (used)
  by operating activities
     Accretion and amortization of securities discounts and premiums   (14,126)      13,479
     Provision for loan losses                                          32,500       25,000
     Provision for foreclosed properties                                   715        2,794
     Securities available for sale transactions                         (3,635)      (4,300)
     Investment security transactions                                     (217)        (615)
     Depreciation and amortization                                      93,625       78,079
     Trading account assets, net                                      (246,363)    (168,406)
     Mortgage loans held for resale                                    140,166      391,190
     (Gain) loss on sales of premises and equipment                      1,300         (739)
     Gain on sale of First  American segregated assets                  (6,978)     (16,731)
     Other assets, net                                                 224,032      196,831
     Other liabilities, net                                             98,210      175,936

            Net cash provided by operating activities                  556,138      914,977

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of securities available for sale                          1,140,671    2,922,982
     Maturities of securities available for sale                        84,544    1,204,690
     Purchases of securities available for sale                       (571,830)  (5,116,298)
     Sales and calls of investment securities                            8,821        1,334
     Maturities of investment securities                               102,043      161,975
     Purchases of investment securities                                (18,025)     (17,106)
     Origination of loans, net                                      (1,922,442)    (271,920)
     Sales of premises and equipment                                    24,964       30,398
     Purchases of premises and equipment                               (90,993)     (81,888)
     Purchases of mortgage servicing rights                               (192)      (3,079)
     Other intangible assets, net                                       (8,235)          -

            Net cash used by investing activities                   (1,250,674)  (1,168,912)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of deposits, net                                         (2,155,368)  (1,654,620)
     Securities sold under repurchase agreements
        and other short-term borrowings, net                         2,048,733    2,804,164
     Issuances of long-term debt                                       427,556      149,270
     Payments of long-term debt                                        (54,644)     (56,384)
     Sales of common stock                                              23,120        7,741
     Purchases of common stock                                        (197,371)     (46,057)
     Cash dividends paid                                               (86,689)     (73,882)

            Net cash provided by financing activities                    5,337    1,130,232

            Increase (decrease) in cash and cash equivalents          (689,199)     876,297

            Cash and cash equivalents, beginning of period           6,056,842    4,415,870

            Cash and cash equivalents, end of period              $  5,367,643    5,292,167

NONCASH ITEMS
      Increase in foreclosed properties and decrease in loans     $      1,843        6,707
      Effect on stockholders' equity of an unrealized gain (loss)
        on debt and equity securities included in
            Securities available for sale                              179,549      (65,725)
            Other assets (deferred income taxes)                  $     62,301      (23,899)

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                                      T-25